Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “CYOPTICS, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JANUARY, A.D. 2011, AT 12:51 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2995665 8100	AUTHENTICATION: 8493063

110040599	DATE: 01-13-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 01/13/2011
FILED 12:51 PM 01/13/2011
SRV 110040599 - 2995665 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CYOPTICS, INC.

a Delaware corporation

(Originally incorporated on January 21, 1999)

This Amended and Restated Certificate of Incorporation (i) has been duly adopted by the Corporation’s Board of Directors and Stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware, (ii) amends and restates the provisions of the Certificate of Incorporation of Cyoptics, Inc. originally filed with the Secretary of State of the State of Delaware on January 21, 1999 and amended and restated on March 31, 1999, amended on September 2, 1999, and amended and restated on each of April 11, 2000, September 29, 2000, February 19, 2003, August 31, 2004, April 29, 2005, March 30, 2007, October 9, 2007, November 2, 2007, February 20, 2008 and July 22, 2008 and (iii) supersedes the original Certificate of Incorporation and all amendments and restatements thereto in their entirety.

ARTICLE I

The name of this corporation is CyOptics, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.            Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is forty million four hundred twenty-one thousand seven hundred sixty-five (40,421,765) shares. Twenty-two million eighty-four thousand four hundred twenty-eight (22,084,428) shares shall be Common Stock, par value $0.001 per share, and eighteen million three hundred thirty-

seven thousand three hundred thirty-seven (18,337,337) shares shall be Preferred Stock, par value $0.001 per share. Of the shares of Preferred Stock, one million one hundred forty-four thousand five hundred twenty (1,144,520) shares shall be designated “Series A Preferred,” two million seven hundred fifty-two thousand four hundred eight (2,752,408) shares shall be designated “Series B Preferred,” one million four hundred fifty thousand eight hundred seventy-nine (1,450,879) shares shall be designated “Series B-1 Preferred,” two hundred eighty-two thousand nine hundred seventy-two (282,972) shares shall be designated “Series B-2 Preferred,” two million seven hundred eighty-five thousand five hundred eighty-five (2,785,585) shares shall be designated “Series B-3 Preferred,” two million two hundred twenty-eight thousand six hundred sixty-six (2,228,666) shares shall be designated “Series C Preferred,” and seven million six hundred ninety-two thousand three hundred seven (7,692,307) shares shall be designated “Series C-1 Preferred.”

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Upon the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (i) each fifty-two (52) outstanding shares of Common Stock shall be combined, reclassified and changed into one (1) share of Common Stock, par value $0.001 per share, and (ii) each fifty-two (52) outstanding shares of each series of Preferred Stock shall be combined, reclassified and changed into one (1) share of such series of Preferred Stock, par value $0.001 per share, each without any action by the holder thereof (the “Reverse Split”). No fractional shares of Common Stock or Preferred Stock shall be issued upon the Reverse Split. Whether or not fractional shares would have been issuable upon the Reverse Split (but for the preceding sentence) shall be determined based on the total number of shares of Common Stock and/or Preferred Stock held by each holder. In lieu of any fractional interests in shares of Common Stock and/or Preferred Stock to which any stockholder would otherwise be entitled pursuant hereto, such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of such a share multiplied by such fraction. All numbers in this Amended and Restated Certificate of Incorporation (including those relating to the rights, preferences and privileges of the Preferred Stock) have been adjusted for the Reverse Split.

B.            Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series C-1 Preferred, Series C Preferred, Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred, Series B Preferred and Series A Preferred are as set forth below in this ARTICLE IV(B) (it being understood that, unless expressly stated otherwise herein, the Series C-1 Preferred and the Series C Preferred shall rank pari passu in right of payment with respect to each other and senior in right of payment to the Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred, which shall rank pari passu in right of payment with respect to each other and shall rank senior in right of payment to the Series A Preferred, and it further being understood that the Preferred Stock shall rank senior in right of payment to the Common Stock).

1.             Liquidation Preference.

The liquidation preferences in respect of the Preferred Stock shall be as follows:

a.           First Distribution.   In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series C-1 Preferred and Series C Preferred shall be entitled to receive, prior and in preference to the distribution of any assets of this Corporation to holders of any other series of Preferred Stock and/or Common Stock by reason of their ownership thereof, (i) in the case of the Series C-1 Preferred, an amount equal to the product obtained by multiplying (o) one and two hundred seventy-five one-thousandths (1.275) by (p) $6.50 (the “Original Series C-1 Issue Price”) and (ii) in the case of the Series C Preferred, an amount equal to the product obtained by multiplying (q) one and two hundred seventy-five one-thousandths (1.275) by (r) $14.35963828 (the “Original Series C Issue Price”), in each case, plus any declared but unpaid dividends thereon, for each share of Series C-1 Preferred or Series C Preferred, as applicable, held of record by such holder (each as adjusted for any stock dividends, combinations or splits with respect to such shares, provided that in no event will such an adjustment be made as a result of the Reverse Split). If upon the occurrence of such an event, the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the payment to holders of the Series C-1 Preferred and Series C Preferred of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C-1 Preferred and Series C Preferred ratably in proportion to the full preferential amounts each holder would be entitled to receive under this Section 1(a).

b.           Second Distribution.   After setting apart or paying in full the liquidation preference on the Series C-1 Preferred and Series C Preferred pursuant to Section 1(a), the holders of Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred shall be entitled to receive, prior and in preference to the distribution of any assets of this Corporation to holders of any other series of Preferred Stock thereto and/or Common Stock by reason of their ownership thereof, (i) in the case of the Series B-3 Preferred, an amount equal to the product obtained by multiplying (s) one and one-tenth (1.1) by (t) $14.35963828 (the “Original Series B-3 Issue Price”), (ii) in the case of the Series B-2 Preferred and Series B-1 Preferred, an amount equal to the product obtained by multiplying (u) one and six one hundredths (1.06) by (v) $8.02516 (the “Original Series B-2 Issue Price” and the “Original Series B-1 Issue Price”), and (iii) in the case of the Series B Preferred, an amount equal to the product obtained by multiplying (w) one and one half (1.5) by (x) $8.02516 (the “Original Series B Issue Price”), in each case, plus any declared but unpaid dividends thereon, for each share of Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred or Series B Preferred, as applicable, held of record by such holder (each as adjusted for any stock dividends, combinations or splits with respect to such shares, provided that in no event will such an adjustment be made as a result of the Reverse Split). If upon the occurrence of such an event, the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the payment to holders of the Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to holders of the Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred shall be distributed among the holders of the Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred, ratably in proportion to the full preferential amounts each holder would be entitled to receive under this Section 1(b).

c.           Third Distribution. After setting apart or paying in full the liquidation preference on the Series C-1 Preferred, Series C Preferred, Series B-3 Preferred; Series B-2 Preferred, Series B-1 Preferred and Series B Preferred pursuant to Sections 1(a) and 1(b), the holders of Series A Preferred shall be entitled to receive, prior and in preference to the distribution of any additional assets of this Corporation to holders of any other series of Preferred Stock and/or Common Stock by reason of their ownership thereof, an amount equal to the product obtained by multiplying (y) eight hundred seventy-five one thousandths (0.875) by (z) $8.02516 (the “Original Series A Issue Price”), plus any declared but unpaid dividends thereon, for each share of Series A Preferred held of record by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares, provided that in no event will such an adjustment be made as a result of the Reverse Split). If upon the occurrence of such an event, the assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred after distribution pursuant to Sections 1(a) and 1(b) above shall be insufficient to permit the payment to the holders of the Series A Preferred of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred shall be distributed among the holders of the Series A Preferred, ratably in proportion to the full preferential amounts each holder would be entitled to receive under this Section 1(c).

d.           Fourth Distribution. After setting apart or paying in full all liquidation preferences on the Series C-1 Preferred and Series C Preferred pursuant to Section 1(a) and all liquidation preferences on the Series B-3 Preferred, Series B-2 Preferred, Series B-1 Preferred and Series B Preferred pursuant to Section 1(b) and all liquidation preferences on the Series A Preferred pursuant to Section 1(c), the remaining assets of the Corporation available for distribution to stockholders of record shall be distributed among the holders of Preferred Stock and Common Stock on a pro rata basis in proportion to the number of shares of Common Stock held of record by each such stockholder (assuming for the purposes hereof conversion of all Preferred Stock into Common Stock at the then applicable Conversion Price (as defined below)).

e.           Notwithstanding anything in this Section 1 to the contrary, each holder of Preferred Stock agrees that as consideration for the (x) payment to such holder of the respective liquidation preference in respect of such holder’s shares of Preferred Stock set forth in this Section 1 and (y) entitlement of such holder to all additional rights, preferences and privileges hereunder, such holder of Preferred Stock will waive and shall be deemed to waive any rights of conversion to which such holder might otherwise be entitled under Section 2 hereof following payment to such holder of any portion of the respective liquidation preference in respect of such holder’s shares of Preferred Stock set forth in this Section 1, if the Liquidation is a Deemed Liquidation (as hereinafter defined). Subject to the foregoing provisions of this Section 1, none of the holders of any shares of Preferred Stock shall be entitled to receive any payment owed for such shares under this Section 1 until such holder shall cause to be delivered to the Corporation (i) the certificate or certificates representing such shares of Preferred Stock and (ii) the transfer instrument or instruments sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest.

f.              Definition of Liquidation Event; Notice.

(i)           For purposes of this Section 1, a liquidation, dissolution or winding up of this Corporation shall be deemed to include any event that is a Deemed Liquidation. “Deemed Liquidation” shall mean any of the following events: (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including without limitation any reorganization, merger or consolidation) unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation’s acquisition or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity or the entity controlling such surviving or acquiring entity; (B) a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation’s material assets); or (C) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting power of the Corporation. Any amounts payable to the holders of the Preferred Stock pursuant to this Section 1 shall be payable in cash; provided that, if the liquidation event is a Deemed Liquidation, holders of the shares of Preferred Stock then outstanding shall receive the same form of consideration (including in respect of any declared but unpaid dividends on such Preferred Stock) as is payable with respect to the Common Stock in connection with such Deemed Liquidation.

(ii)          In any of such liquidation events, if the consideration received by the Corporation is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of the Corporation.

(1)           Any securities shall be valued by the Board of Directors of the Corporation as follows:

(A)        Securities not subject to a legend restricting transferability or other similar restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing; and (2) if otherwise, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(B)         Securities subject to a legend restricting transferability or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined as above in subsection (A)(1) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii)         The Corporation shall give each holder of record of Preferred Stock written notice of any such impending transaction constituting a Deemed Liquidation not later than ten (10) days prior to the stockholder meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever notice date is earlier (if both are applicable), and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 1, and the amounts anticipated to be distributed to holders of each outstanding class of capital stock of the Corporation pursuant to this Section 1, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of the then outstanding shares of Preferred Stock.

(iv)        In the event the requirements of Section 1(f)(iii) are not complied with, this Corporation shall forthwith either:

(1)          cause the closing of the transaction constituting a Deemed Liquidation to be postponed until such time as the requirements of Section 1(f)(iii) have been complied with; or

(2)          make provision to hold the proceeds due any holder of record of Preferred Stock in escrow until completion of the notice periods described in subsection (iii).

2.             Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a.           Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series C-1 Preferred, by dividing the Original Series C-1 Issue Price by the Series C-1 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, (ii) in the case of the Series C Preferred, by dividing the Original Series C Issue Price by the Series C Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, (iii) in the case of the Series B-3 Preferred, by dividing the Original Series B-3 Issue Price by the Series B-3 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, (iv) in the case of the Series B-2 Preferred, by dividing the Original Series B-2 Issue Price by the Series B-2 Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, (v) in the case of the Series B-1 Preferred, by dividing the Original Series B-1 Issue Price by the Series B-1 Conversion Price, determined as hereinafter provided (including the conversion rate adjustment mechanisms set forth in Section 2(1) below), in effect on the date the certificate is surrendered for conversion, (vi) in the case of the Series B Preferred, by dividing the Original Series B Issue Price by the Series B Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, and (vii) in the case of the Series A Preferred, by dividing the Original Series A Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of the Series C-1 Preferred (“Series C-1 Conversion Price”) shall be the Original Series C-1 Issue Price, the initial Conversion Price per share for shares of the Series C Preferred (“Series C Conversion Price”) shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of the Series B-3 Preferred (“Series B-3 Conversion Price”) shall be the Original Series B-3 Issue Price, the initial Conversion Price per share for shares of the Series B-2 Preferred (“Series B-2 Conversion Price”) shall be the Original Series B-2 Issue Price, the initial Conversion Price per share for shares of the Series B-1 Preferred (“Series B-1 Conversion Price”) shall be the Original Series B-1 issue Price, the initial Conversion Price per share for shares of the Series B Preferred (“Series B Conversion Price”) shall be the Original Series B Issue Price and the initial Conversion Price per share for shares of the Series A Preferred (“Series A Conversion Price”) shall be the Original Series A Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in Sections 2(d)-(g) hereof. Upon any conversion of a share of Preferred Stock, all rights incident to such share of Preferred Stock, including, without limitation, rights to any declared but unpaid dividends, shall immediately terminate.

b.           Automatic Conversion. Except as provided below in Section 2(c), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share of Preferred Stock immediately upon the earliest to occur of (i) the Corporation’s sale of its

Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), at a price per share of at least $13.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares, provided that in no event will such an adjustment be made as a result of the Reverse Split), resulting in net proceeds to the Corporation (after deduction of underwriter discounts, commissions, concessions and expenses) of at least $40 million (a “Qualified Initial Public Offering”), or (ii) the affirmative vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis.

c.             Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 2(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted or, in the case of a conversion pursuant to Section 2(b), the date of conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d.             Conversion Price Adjustments of Preferred Stock for Certain Splits, Dividends and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           In the event the Corporation should at any time or from time to time after the effective date of this Amended and Restated Certificate of Incorporation (the “Effective Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the respective Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding.

(ii)          Other than the Reverse Split, if the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the respective Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

e.             Other Distributions. In the event the Corporation shall at any time after the Effective Date declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets or options or rights not referred to in Section 2(d)(i), then, in each such case for the purpose of this Section 2(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

f.              Recapitalizations. If at any time or from time to time after the Effective Date there shall be a recapitalization of the Common Stock or merger or other business combination involving the Corporation (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2 or Section 1), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization, merger or business combination would have been entitled to receive on such recapitalization, merger or business combination. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the holders of Preferred Stock after the recapitalization, merger or business combination to the extent that the provisions of this Section 2 (including adjustment of the applicable Conversion Price of each series of Preferred Stock then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

g.             Adjustments to Conversion Price for Dilutive Issues. The Conversion Price of the Preferred Stock shall be subject to further adjustment as follows:

(i)            Special Definitions. For purposes of this Section 2(g), the following definitions shall apply:

(A)          “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 2(g)(iii), deemed to be issued) by the Corporation after the Effective Date, other than shares of Common Stock issued, issuable or, pursuant to Section 2(g)(iii) herein, deemed to be issued:

(1)          upon conversion of shares of  Preferred Stock;

(2)          to officers, directors or employees of, or consultants and advisors to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by at least two-thirds (2/3) of the Board of Directors for employees, officers, directors or consultants or advisors of the Corporation, net of cancellations of unexercised options and repurchases of shares at cost upon termination of any relationship with the Corporation, and subject to appropriate adjustment for all stock splits, dividends, subdivisions, combinations, recapitalizations and the like;

(3)          as a dividend or distribution on such  series Preferred Stock;

(4)          in connection with any transaction for which adjustment is made pursuant to Section 2(d)(i), 2(d)(ii), 2(e) or 2(f) hereof;

(5)          to financial institutions, entities that engage as one of their principal businesses in the lending of money or lessors in connection with commercial credit arrangements, debt financings, equipment lease financings or similar transactions, in each case as approved by at least two-thirds (2/3) of the Board of Directors and not constituting more than 3% of the Common Stock on an as-converted basis;

(6)          in connection with an acquisition by the Corporation (whether by merger, consolidation or purchase of assets) approved by at least two-thirds (2/3) of the Board of Directors;

(7)          to strategic investors, as so determined unanimously by the Board of Directors;

(8)          in connection with an underwritten initial public offering;

(9)          upon the exercise or conversion of Options or Convertible Securities outstanding as of the Effective Date; or

(10)        in connection with the transactions contemplated by that certain Series C-1 Preferred Stock Purchase Agreement dated as of January 13, 2011 by and among the Corporation and the Investors (as defined therein).

(B)         “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for Common Stock.

(C)         “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii)          No Adjustment of Conversion Price of Preferred  Stock. No adjustment in the Conversion Price of any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series C-1 Conversion Price.

(iii)         Options and Convertible Securities. In the event that the Corporation at any time or from time to time after the Effective Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common shall not be deemed to have been issued with respect to a series of Preferred Stock unless the consideration per share (determined pursuant to Section 2(g)(v) hereof) of such Additional Shares of Common would be less than the Series C-1 Conversion Price, and provided, further, that in any such case in which Additional Shares of Common are deemed to be issued:

(A)        no further adjustment in the applicable Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon either the exercise of such Options or the conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

(B)         if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)         upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1)          in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(2)          in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D)          no readjustment pursuant to clauses 2(g)(iii)(C)(1) or (2) above shall have the effect of increasing the applicable Conversion Price of the Preferred Stock to an amount which exceeds the lower of (i) in the case of the Series C-1 Preferred, (x) the Original Series C-1 Issue Price, or (y) the Conversion Price of the Series C-1 Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, (ii) in the case of the Series C Preferred, (x) the Original Series C Issue Price, or (y) the Conversion Price of the Series C Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, (iii) in the case of the Series B-3 Preferred, (x) the Original Series B-3 Issue Price, or (y) the Conversion Price of the Series B-3 Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, (iv) in the case of the Series B-2 Preferred, (x) the Original Series B-2 Issue Price, or (y) the Conversion Price of the Series B-2 Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, (v) in the case of the Series B-1 Preferred, (x) the Original Series B-1 Issue Price, or (y) the Conversion Price of the Series B-1 Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, (vi) in the case of the Series B Preferred, (x) the Original Series B Issue Price, or (y) the Conversion Price of the Series B Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date, and (vii) in the case of the Series A Preferred, (x) the Original Series A Issue Price, or (y) the Conversion Price of the Series A Preferred that would have resulted from other issuances of Additional Shares of Common after the Effective Date.

(iv)          Adjustment of Preferred Stock Conversion Price Upon Issuance of Additional Shares of Common. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 2(g)(iii)) without consideration or for a consideration per share less than the Series C-1 Conversion Price, then and in such event such applicable Conversion Price of each such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Series C-1 Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued and sold; provided however, that, for the purposes of this Section 2(g)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 2(g)(iii), such Additional Shares of Common shall be deemed outstanding.

(v)           Determination of Consideration. For purposes of this Section 2(g), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(A)          Cash and Property. Such consideration shall:

(1)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)          in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors.

(B)           Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 2(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)          the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 2(g)(iii) hereof.

h.             No Fractional Shares; Certificate as to Adjustment.

(i)            No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of

Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)           Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Preferred Stock pursuant to this Section 2, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock held by such holder.

i.              Notices of Record Date. In the event of any taking by the Corporation of a record date for determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j.              Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite approval of the Board of Directors and stockholders of the Corporation of any necessary amendment to this Amended and Restated Certificate of incorporation.

k.             Notices. All notices and other communications required by the provisions of this Section 2 shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, for intra-country mailing (fifteen (15) days for international mailing), (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, for intra-country delivery (two (2) business days after such deposit for overnight international delivery) or (d) one (1) business day after the business day of facsimile transmission (with confirmation), if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to each holder of record at his address appearing on the books of the Corporation.

1.             Special Conversion of Series B-1 Preferred.  Notwithstanding anything contained herein to the contrary, in the event that on or prior to the effective date of the registration statement for the Corporation’s initial sale of its Common Stock in an underwritten public offering under the Securities Act (the “IPO”), the holders of the Series B-1 Preferred elect to convert shares of the Series B-1 Preferred into Common Stock pursuant to Section 2(a) hereof, the holders of the Series B-1 Preferred are assumed to have converted their shares of Series B-1 Preferred into Common Stock for purposes of apportioning any remaining assets available for distribution to stockholders pursuant to Section 1(d) hereof, or the shares of the Series B-1 Preferred are subject to automatic conversion pursuant to Section 2(b) hereof, then, in either case, each share of Series B-1 Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is equal to the sum of (x) the quotient of (A) the Original Series B-1 Issue Price and (B) the applicable Series B-1 Conversion Price, determined as herein provided, in effect on the date the certificate is surrendered for conversion, plus (y) the quotient of (P) the number of shares of the Corporation’s Common Stock returned to the Corporation’s 2007 Stock Plan as of such date (less any shares of the Corporation’s Common Stock previously issued upon conversion of shares of the Series B-1 Preferred pursuant to Section 2(1) hereof) and (Q) the number of then outstanding shares of the Corporation’s Series B-1 Preferred. Notwithstanding the foregoing, in the event that all outstanding shares of the Corporation’s Series B-1 Preferred are converted into Common Stock prior to (and not in connection with) the IPO, the Corporation and the holders of the Corporation’s Common Stock received upon conversion of such shares of Series B-1 Preferred shall mutually agree upon a mechanism for ensuring that such holders receive the economic benefit of any shares returned to the Corporation’s 2007 Stock Plan between the date of such conversion and the IPO.

3.             Voting Rights.

a.             General Voting Rights. Each holder of shares of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock, including voting together with the Common Stock as if a single class (except as otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the

Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b.             Required Class Vote. In addition to any other rights provided in Section 3(a) or by law, so long as (i) 600,000 shares of Series B Preferred and/or (ii) 5,000,000 shares of Preferred Stock shall be outstanding (subject, in each case, to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations, provided that in no event will such an adjustment be made as a result of the Reverse Split), this Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis:

(i)            amend any provision of this Corporation’s Amended and Restated Certificate of Incorporation, if such action would alter or change the preferences, rights, privileges or powers of any series of Preferred Stock;

(ii)           increase or decrease the total number of authorized shares of Preferred Stock (or any series thereof);

(iii)          authorize any action that constitutes a liquidation, dissolution, winding up, recapitalization, restructuring or reorganization of the Corporation or a Deemed Liquidation;

(iv)          authorize shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of the Corporation’s capital stock which is senior to or on parity with the Series C-1 Preferred or the Series C Preferred;

(v)           declare or distribute dividends on any shares of capital stock of the Corporation;

(vi)          redeem, acquire or otherwise repurchase any shares of the Corporation’s Preferred Stock or Common Stock, other than pursuant to stock repurchase agreements entered into by the Corporation with its employees, officers, directors or consultants in the ordinary course of business;

(vii)         authorize any action that constitutes a sale or other issuance by a subsidiary of the Corporation of such subsidiary’s securities to a third party other than issuances of securities by a subsidiary that would be excluded from the definition of “Additional Shares of Common” pursuant to Article IV, Section 2(g)(i)(A) had the Corporation (and not the subsidiary) effected such an issuance;

(viii)        issue shares pursuant to an initial public offering of the Corporation’s Common Stock that is not a Qualified Initial Public Offering; or

(ix)           authorize a transaction between the Corporation and related parties, including affiliates of related parties, and Major Holders (as such term is defined in the Investor Rights Agreement (defined below)), if such transaction is not unanimously approved by the Board.

c.             Required Vote of Series C Preferred and Series C-1  Preferred. So long as (x) at least 3,000,000 shares of Series C-1 Preferred Stock shall be outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations, provided that in no event will such an adjustment be made as a result of the Reverse Split) and (y) the majority of the outstanding shares of Series C-1 Preferred Stock are held by the person who held such shares as of the Effective Date, this Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Series C-1 Preferred Stock and Series C Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis:

(i)            authorize any action that constitutes a liquidation, dissolution, winding up, recapitalization, restructuring or reorganization of the Corporation or a Deemed Liquidation;

(ii)           declare or distribute dividends on any shares of capital stock of the Corporation other than pursuant to the terms of this Amended and Restated Certificate of Incorporation;

(iii)          redeem, acquire or otherwise repurchase any shares of the Corporation’s Preferred Stock or Common Stock (or securities convertible or exercisable into the Corporation’s Preferred Stock or Common Stock, including options and warrants), other than (x) pursuant to stock repurchase agreements entered into by the Corporation with its employees, officers, directors or consultants in the ordinary course of business, (y) the repurchase of Series C Preferred Stock and Series B-3 Preferred Stock from Pirelli & C. S.p.A (“Pirelli”) pursuant to the Stock Repurchase Agreement to be entered into with Pirelli on or about the Effective Date and (z) the repurchase of Preferred Stock and Common Stock from holders of Preferred Stock pursuant to the Offer to Repurchase dated as of November 22, 2010, as amended or supplemented from time to time; or

(iv)          Change the authorized number of directors of the Board of Directors of the Corporation.

d.             Required Series Vote for Series A Preferred. The consent of the holders of a majority of the Series A Preferred, shall be required for any increase in the number of authorized shares of Series A Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series A Preferred in a different manner than the other series of Preferred Stock.

e.             Required Series Vote for Series B Preferred. The consent of the holders of at least a majority of the Series B Preferred, shall be required for any increase in the number of authorized shares of Series B Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series B Preferred in a different manner than the other series of Preferred Stock.

f.              Required Series Vote for Series B-1 Preferred. The consent of the holders of at least a majority of the Series B-1 Preferred, shall be required for any increase in the number of authorized shares of Series B-1 Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series B-1 Preferred in a different manner than the other series of Preferred Stock.

g.             Required Series Vote for Series B-2 Preferred. The consent of the holders of at least a majority of the Series B-2 Preferred, shall be required for any increase in the number of authorized shares of Series B-2 Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series B-2 Preferred in a different manner than the other series of Preferred Stock.

h.             Required Series Vote for Series B-3 Preferred. The consent of the holders of at least a majority of the Series B-3 Preferred, shall be required for any increase in the number of authorized shares of Series B-3 Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series B-3 Preferred in a different manner than the other series of Preferred Stock.

i.              Required Series Vote for Series C Preferred and Series C-1 Preferred. The consent of the holders of a majority of the Series C Preferred and Series C-1 Preferred, voting together as a single class and on an as-converted to Common Stock basis, shall be required for (i) any increase in the number of authorized shares of Series C Preferred or Series C-1 Preferred and for any action that adversely alters or changes the rights, preferences, privileges or powers of the Series C Preferred or Series C-1 Preferred in a different manner than the other series of Preferred Stock and (ii) authorizing shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of the Corporation’s capital stock which is senior to or on parity with the Series C-1 Preferred or the Series C Preferred.

j.              Board Size and Composition. The authorized number of directors of the Corporation’s Board of Directors shall be seven (7). The holders of outstanding shares of Series A Preferred shall be entitled to elect one (1) director of this Corporation at any election of directors. The holders of outstanding shares of Series B Preferred shall be entitled to elect one (1) director of this Corporation at any election of directors. The holders of outstanding shares of Series C-1 Preferred and Series C Preferred (voting together, not as a separate series, as if a single class and on an as- converted to Common Stock basis) shall be entitled to elect one (1) director of this

Corporation at any election of directors. The holders of outstanding shares of Series C Preferred, Series B Preferred and Series A Preferred (voting together, not as a separate series, as if a single class and on an as-converted to Common Stock basis) shall be entitled to elect two (2) directors of this Corporation at any election of directors. The holders of outstanding shares of Common Stock shall be entitled to elect one (1) director of this Corporation at any election of directors. The holders of outstanding shares of Preferred Stock and Common Stock (voting together, not as separate series, as if a single class and on an as-converted to Common Stock basis) shall be entitled to elect any remaining directors of this Corporation at any election of directors.

4.           Status of Converted Preferred Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 2, the shares so converted shall be canceled and shall not thereafter be issuable by the Corporation. The certificate of incorporation of the Corporation may be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

5.           No Redemption. None of the Preferred Stock is redeemable at the election of the holder.

6.           Dividends on Preferred Stock. The holders of Preferred Stock shall be entitled to receive, on an as-converted basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that the Board of Directors may not declare dividends on the Series A Preferred in amounts per share greater than dividends declared per share in respect of the Series B Preferred. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative.

C.            Common Stock.

1.           Liquidation Rights. Upon the liquidation (including any Deemed Liquidation), dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 1 of Article IV(B)(2) hereof.

2.           Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.           No Redemption. The Common Stock is not redeemable at the election of the holder.

4.           Dividends on Common Stock. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

ARTICLE VII

Elections of directors at an annual or special meeting need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders and of directors may be held within or without the State of Delaware but in any event in the United States of America, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

The Corporation may amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability resulting from (1) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3)

violation of Code Section 174 of the General Corporation Law of Delaware relating to unlawful dividends and similar matters, or (4) any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

* * *

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned has executed this certificate on January 13, 2011.

CYOPTICS, INC.

/s/ Ettore J. Coringrato
Ettore J. Coringrato
Chief Executive Officer